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Herbalife to Nominate Three Additional Icahn Designees to Board

LOS ANGELES—(BUSINESS WIRE)— Herbalife (NYSE: HLF) today announced that it has amended and restated its agreement with Carl C. Icahn, Icahn Enterprises Holdings L.P. and certain related entities (collectively the “Icahn Parties”), which beneficially own, in the aggregate, 17,000,000 shares of Herbalife common stock, representing approximately 16.8% of the company’s outstanding shares. As part of the agreement, Herbalife will nominate three designees of the Icahn Parties, Hunter C. Gary, Jesse A. Lynn and James L. Nelson, for election to Herbalife’s board of directors at its 2014 Annual General Meeting of Shareholders, currently scheduled for April 29, 2014 (“the Annual Meeting”). Messrs. Gary and Lynn are employees of Icahn Enterprises L.P., and will be nominated for election to the Class I directorships currently held by Carole Black and Michael Levitt, whose three-year terms end at the Annual Meeting. Colombe M. Nicholas intends to resign from Herbalife’s board, and Mr. Nelson, who is an independent director of Icahn Enterprises L.P., will be nominated for election to serve the remainder of the term of Ms. Nicholas’ Class II directorship. These three nominations are in addition to the two representatives of the Icahn Parties currently on the board. The size of the board will remain at thirteen directors.

Under the terms of the amended and restated agreement, the Icahn Parties have agreed, among other things, to continue to abide by certain standstill provisions and vote their shares in support of all of the board’s director nominees at the upcoming Annual Meeting. The Icahn Parties continue to have the right to increase the size of their ownership position in Herbalife up to 25% of the outstanding common stock. A copy of the agreement with further detail will be attached to a Current Report on Form 8-K to be filed by Herbalife with the Securities and Exchange Commission.

“This is a very positive agreement and we appreciate the Icahn Parties’ shared confidence in Herbalife’s continued success,” said Michael O. Johnson, chairman and chief executive officer of Herbalife. “The current Icahn representatives have brought considerable insight and experience to our board and we look forward to working with the additional representatives in a similarly collaborative way. I would like to thank Carole Black, Michael Levitt and Colombe Nicholas for their many contributions to the board.”

“We remain resolute in our commitment to the long term success of Herbalife,” said Mr. Icahn. “We continue to have confidence in its board and management team, and believe in the company’s great potential. We thank the board for their trust in us and hope and believe our directors will enhance value and contribute to the long term success of the company, as we have done at so many companies over the past decade.”

About Herbalife Ltd.

Herbalife Ltd. (NYSE:HLF) is a global nutrition company that sells weight-management, nutrition, and personal care products intended to support a healthy lifestyle. Herbalife products are sold in over 90 countries through and to a network of independent distributors. The company supports the Herbalife Family Foundation and its Casa Herbalife program to help bring good nutrition to children. Herbalife’s website contains a significant amount of financial and other information about Herbalife, for investors at http://ir.Herbalife.com. The company encourages investors to visit its website from time to time, as information is updated and new information is posted.

FORWARD-LOOKING STATEMENTS

Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, such as those disclosed or incorporated by reference in our filings with the Securities and Exchange Commission. Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in our forward-looking statements include, among others, the following:

•	any collateral impact resulting from the ongoing worldwide financial environment, including the availability of liquidity to us, our customers and our suppliers or the willingness of our customers to purchase products in a difficult economic environment;

• our relationship with, and our ability to influence the actions of, our distributors;

• improper action by our employees or distributors in violation of applicable law;

• adverse publicity associated with our products or network marketing organization, including our ability to comfort the marketplace, regulators and other third parties regarding our compliance with applicable laws;

• changing consumer preferences and demands;

• our reliance upon, or the loss or departure of any member of, our senior management team which could negatively impact our distributor relations and operating results;

• the competitive nature of our business;

• regulatory matters governing our products, including potential governmental or regulatory actions concerning the safety or efficacy of our products and network marketing program, including the direct selling market in which we operate;

• legal challenges to our network marketing program;

• risks associated with operating internationally and the effect of economic factors, including foreign exchange, inflation, disruptions or conflicts with our third party importers, pricing and currency devaluation risks, especially in countries such as Argentina and Venezuela;

• uncertainties relating to the application of transfer pricing, duties, value added taxes, and other tax regulations, and changes thereto;

• uncertainties relating to interpretation and enforcement of legislation in China governing direct selling;

• uncertainties relating to the interpretation, enforcement or amendment of legislation in India governing direct selling;

• our inability to obtain the necessary licenses to expand our direct selling business in China;

• adverse changes in the Chinese economy, Chinese legal system or Chinese governmental policies;

• our dependence on increased penetration of existing markets;

• contractual limitations on our ability to expand our business;

• our reliance on our information technology infrastructure and outside manufacturers;

• the sufficiency of trademarks and other intellectual property rights;

• product concentration;

• changes in tax laws, treaties or regulations, or their interpretation;

• taxation relating to our distributors;

• product liability claims;

• whether we will purchase any of our shares in the open markets or otherwise; and

• share price volatility related to, among other things, speculative trading and certain traders shorting our common shares.

We do not undertake any obligation to update or release any revisions to any forward-looking statement or to report any events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.